EXHIBIT 10.5



                       EMPLOYMENT AGREEMENT



        This Agreement, made as of this 16th day of September, 1994, by and between, AQUAPENN SPRING WATER COMPANY, a Pennsylvania business corporation, hereinafter called the "Employer", and GEOFFREY F. FEIDELBERG, an individual, hereinafter called
"Employee".

         Intending to be legally bound, and in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

         1. Employment. The Employer shall employ Employee for a one (1) year term beginning on January 1, 1994 and ending on December 31, 1995. Thereafter, unless this Agreement is terminated in the manner hereinafter provided, it shall automatically renew for an unlimited number of successive additional terms of one (1) year duration. This Agreement may be terminated at the end of a term, upon six (6) months written notice from one party to the other party.

         2. Employee's Duties. During the term of this Agreement, Employee shall devote all necessary time and his best efforts to the faithful performance of his duties as Executive Vice President and Chief Operating Officer of the Employer as directed by the Board of Directors and appropriate officers of the Employer. It is understood between the parties that said duties shall concentrate in the areas of administration, finance,

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manufacturing and strategic planning. Employee shall devote his entire professional time to the affairs of the Employer. Notwithstanding anything contained herein, Employee may render reasonable amounts of services as an independent consultant to other organizations during the term of this Agreement as long as the activities of such other organizations are not in competition with or adverse to the activities of the Employer and as long as such consulting activities do not materially interfere with Employee's performance of his duties hereunder.

         3. Salary. Employee's base salary shall be ONE HUNDRED TEN THOUSAND and NO/100 ($110,000.00) DOLLARS per year, payable in equal bi-weekly installments. On each anniversary date of this Agreement, Employee's base salary shall be reviewed and may be increased by an amount determined by the Employer in its sole discretion.

         4.   Benefits and Vacation.
              a. Benefits. Employee and his dependents (if applicable) shall be eligible to participate in the Employer's fringe benefit plans -- both presently existing plans and those plans that may be adopted in the future in accordance with the terms and provisions of such plans. The Employer presently has the following fringe benefit plans in effect:
                  i.   Dental insurance; and


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                  ii. Disability insurance.

              b. Vacation and Personal Days. Employee shall be entitled to reasonable amounts of vacation and personal time.

              c. Automobile. Employee shall be entitled to an automobile of reasonable value, of Employee's selection, for business and/or personal use, furnished at the Employer's expense. Such automobile shall be replaced every three (3) years or at the expiration of a lease of appropriate term.

              d. Health Insurance. Employee shall be entitled to an Employer paid policy of health and hospital insurance including major medical insurance coverage for Employee and his dependents.

         5.   Stock Options.
              a. The Employer shall grant to Employee options to purchase the common stock of the Employer under the terms set forth in this paragraph.

              b. Beginning with the fiscal year of the Employer commencing after the date of this Employment Agreement, the Employer shall grant Employee an option to purchase fifty thousand (50,000) shares of the common stock of the Employer for each fiscal year of the Employer during which the Employer's after-tax profits exceed One Million and NO/100 ($1,000,000.00) Dollars.

              c. Options shall be issued, within thirty (30) days of the end of each fiscal year of the Employer, if the condition of subparagraph 5(b) is met.

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              d. The option price shall be the fair market value
     of the Employer's stock on the date of the option grant and the term during which the option may be exercised shall commence on the date of the grant and extend for a period of ten (10) years thereafter.

              e. The terms of any option granted to Employee under this paragraph shall be as set forth in this paragraph and as set forth in an Option Agreement to be entered into between the Employer and Employee as soon as is practicable following the execution of this Agreement.

         6.   Retirement/Nonqualified Deferred Compensation Plan.
              a. The Employer shall create a bookkeeping reserve account (the "Nonqualified Deferred Compensation Account") for Employee which shall be credited for each fiscal year of Employer with an amount equal to fifteen (15%) percent of the Employee's salary for such fiscal year.

               b. The terms of the Nonqualified Deferred
     Compensation Account shall be as set forth in a Nonqualified
     Deferred Compensation Plan to be entered into between the Employer and Employee as soon as is practicable following the execution of this Agreement.

               c. Nothing contained in this paragraph 6 and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Employer and Employee.

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     Any funds which may be reserved by the Employer to pay for the retirement payment provided for hereunder shall continue for all purposes to be a part of the general funds of the Employer and no person other than the Employer shall by virtue of this Agreement have any right to any interest in such funds. Any bookkeeping reserve accounts for such payment will be maintained by the Employer solely as a convenience in the administration of this Agreement. To the extent that any person acquires a right to receive payments from the Employer under this paragraph, such right shall be no greater than the rights of any unsecured general creditor of the Employer. Neither Employee nor his representative shall have any right to commute, sell, assign, transfer, encumber or otherwise dispose of the right to receive the deferred compensation benefit provided for hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable and any attempted assignment or transfer by Employee shall be void and of no effect. Title to and beneficial ownership of any assets, whether cash, investments, life insurance policies or other assets which the Employer may use to fund its obligation hereunder shall at all times remain in the Employer.

         7. Arbitration. Any disputes relating to the interpretation or application of this Agreement shall be promptly resolved by an impartial arbitrator pursuant to the rules of the American Arbitration Association. The parties shall share equally all costs and expenses of arbitration including the arbitrator's fees; and excluding only their own attorney's fees,

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unless the arbitrator shall order either party to pay any or all of the other's attorneys fees. The award of the arbitrator shall be final and binding, and immediately enforceable by either party in any court of competent jurisdiction.

         8. Law Applicable. This Agreement shall be interpreted and enforced in all circumstances according to the laws of the Commonwealth of Pennsylvania.

         9. Notices. Notices to the Employer shall be delivered to:

                  AquaPenn Spring Water Company
                  3035 Research Drive
                  State College, PA 16801

         Notices to Employee shall be delivered to:

                  Geoffrey F. Feidelberg
                  1115 Woodberry Circle
                  State College, PA 16803

In either case the notice address above may be changed by written notice of the addressee.

          10. Entire Agreement. This Agreement fully integrates all understandings and agreements between the parties and shall constitute the entire agreement between them and supersede any prior written employment agreement between the parties or any oral representations of any kind. This Agreement may only be modified in writing by the voluntary signed consent of both parties. Provided, however, that if Employee has stock options pursuant to prior agreements with the Employer, such stock options shall continue in

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effect in accordance with the terms of such prior agreement and shall not be affected by this Agreement.

         11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors in interest. Neither party hereto may assign its interest without the prior written consent of the other party.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

ATTEST:                           AQUAPENN SPRING WATER COMPANY


(Illegible Signature)             By: /s/ Edward J. Lauth, III
--------------------------            -------------------------------
            , Secretary               Edward J. Lauth, III
                                      President


(SEAL)



WITNESS:                          EMPLOYEE:


/s/ Deborah C. Britt              /s/ Geoffrey F. Feidelberg (SEAL)
-------------------------         --------------------------
                                  Geoffrey F. Feidelberg


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